Exhibit 10.25

FIRST AMENDMENT TO THE
LEAR CORPORATION SALARIED RETIREMENT RESTORATION PROGRAM
(As Amended and Restated Effective January 1, 2013)

THIS FIRST AMENDMENT to the Lear Corporation Salaried Retirement Restoration Program, (As Amended and Restated effective January 1, 2013) (the “Plan”) was approved on November 19, 2014, by the Compensation Committee of the Board of Directors of Lear Corporation, pursuant to the authority reserved to it under Section 6.1 of the Plan, effective as of the dates set forth herein.

WITNESSETH THAT:

1.	Section 2.1 of the Plan is hereby deleted in its entirety and replaced with the following new Section 2.1:

“Participation in the Program shall be limited to employees of the Corporation or any affiliated company participating in the Pension Plan and/or the Savings Program who constitute a select group of management or highly compensated employees. Additionally, such employees must meet the following eligibility conditions:

(a)
Effective as of January 1, 2014, to be eligible to make any elections of Deferred Compensation and to receive any contributions to a RSP Excess Matching Account for a particular year, an employee, in the year preceding that particular year (the ‘Determination Year’), must have either:

i.
An annual base salary that meets or exceeds five-sixths (5/6) of the limit established by the Internal Revenue Service under Code Section 401(a)(17) (An individual’s compensation under this Section 2.1(a)(i) shall be determined based on his or her salary as of the November 1 of the Determination Year. Notwithstanding the previous sentence, the compensation of a newly-hired employee shall be determined, with respect to the calendar year in which such employee is hired, by annualizing such employee’s salary as of his or her commencement of employment.);

ii.	A title that is at or above that of a Vice President of the Corporation; or

iii.
Met the following three conditions with respect to the Determination Year: (1) satisfied the eligibility conditions set forth in this Section 2.1, (2) participated in the Program, and (3) earned compensation that meets or exceeds the limit established by the Internal Revenue Service under Code Section 401(a)(17) (for this purpose, it will be assumed that such employee continues to earn the same base salary from the date of determination through the end of the Determination Year).

(b)
Effective January 1, 2014, to be eligible to receive any contributions to a PSP Excess Account under this Program for a particular year, an employee must have compensation that meets or exceeds the limit established by the Internal Revenue Service under Code Section 401(a)(17) in that year.”

2.	Section 3.2 of the Plan is hereby amended by adding the following sentences at the end of the first paragraph thereto, effective as of January 1, 2013:

“For purposes of clarification, an employee’s compensation for purposes of this Section 3.2 will include his or her annual incentive bonus only if the employee makes an election of Deferred Compensation from such annual incentive bonus. Notwithstanding the foregoing sentence, an employee’s compensation for purposes of this Section 3.2 will include his or her base pay whether or not the employee makes an election of Deferred Compensation from his or her base pay.”

3.	Except to the extent hereby amended, the Plan shall remain in full force and effect.